Exhibit 16.1

March 25, 2014

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements under Item 4.01 in the Form 8-K dated March 3, 2014 of SGB International Holdings Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our firm.

Very truly yours,

MNP LLP
Chartered Accountants